UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Stock Building Supply Holdings, Inc.

(Name of registrant as specified in its charter)

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STOCK BUILDING SUPPLY HOLDINGS, INC.

8020 Arco Corporate Drive, Suite 400

Raleigh, North Carolina 27617

Dear Stockholder:

It is my pleasure to invite you to attend the Annual Meeting of Stockholders of Stock Building Supply Holdings, Inc. The meeting will be held on Wednesday, May 21, 2014 at 9:00 a.m., Eastern Time, at the Doubletree by Hilton Hotel, 4810 Page Creek Lane, Durham, North Carolina 27703. Should you require assistance in finding the location of the meeting, please contact Investor Relations by phone at (919) 431-1133 or by email at investors@stocksupply.com.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting of stockholders and proxy statement. The notice of annual meeting of stockholders, proxy statement and proxy materials are being mailed to stockholders on or about April 21, 2014.

Your vote is very important to us. If you are a stockholder of record, you have the choice of voting over the Internet, by telephone or by completing and returning the enclosed proxy card. The proxy card describes your voting options in more detail. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Thank you for your ongoing support and continued interest in Stock Building Supply Holdings, Inc.

Very truly yours,

Jeffrey G. Rea
President and Chief Executive Officer and Director

Raleigh, North Carolina
April 21, 2014

Notice of Annual Meeting of Stockholders

To be held on May 21, 2014

The Annual Meeting of Stockholders of Stock Building Supply Holdings, Inc., a Delaware corporation, will be held on Wednesday, May 21, 2014, beginning at 9:00 a.m., Eastern Time, at the Doubletree by Hilton Hotel, 4810 Page Creek Lane, Durham, North Carolina 27703. Registration will begin at 8:00 a.m.

The purposes of the Annual Meeting are to:

1.	Elect three Class I Directors to hold office for a three-year term expiring at the annual meeting in 2017 and until their respective successors are elected and qualified;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014; and

3.	Transact such other business as may properly come before the meeting.

If you were a stockholder of record as of the close of business on April 4, 2014, you are entitled to receive notice of and to vote at the Annual Meeting. To attend the Annual Meeting, you must present a valid form of government issued photo identification (such as a driver’s license or a passport) and demonstrate that you were a stockholder of Stock Building Supply Holdings, Inc. as of the close of business on April 4, 2014, or hold a valid proxy for the Annual Meeting from such a stockholder. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you will need to bring proof of your beneficial ownership as of April 4, 2014, such as a brokerage account statement showing your ownership on that date or similar evidence of such ownership.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares as promptly as possible in order to ensure the presence of a quorum.

Stockholders of record. Stockholders of record may vote:

1.	By Internet: go to www.investorvote.com/STCK;

2.	By toll-free telephone: call 1-800-652-VOTE (8683); or

3.	By mail: mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Beneficial Stockholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from your bank or broker to vote your shares.

By Order of the Board of Directors,

Bryan J. Yeazel
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 21, 2014: This Notice of Annual Meeting and Proxy Statement and our 2013 Annual Report are available in the “Investors” section of our website at www.stocksupply.com. The information contained on or accessible through our website is not part of the proxy statement.

Proxy Statement

For The Annual Meeting of Stockholders

To Be Held On May 21, 2014

Stock Building Supply Holdings, Inc.

Proxy Statement

for

2014 Annual Meeting of Shareholders

May 21, 2014

General Information

The Board of Directors of Stock Building Supply Holdings, Inc. (the “Board”) is soliciting your proxy to vote at our 2014 Annual Meeting of Stockholders (“Annual Meeting”) or at any postponement or adjournment of the meeting. You are receiving a proxy statement because you own shares of our common stock that entitle you to vote at the Annual Meeting. This proxy statement summarizes the information you need to know in order to vote at the Annual Meeting. We will begin distributing this proxy statement and the proxy card on or about April 21, 2014.

In this proxy statement, unless the context requires otherwise, all references to the “Company,” “we,” “us” or “our” or similar words are to Stock Building Supply Holdings, Inc. and its subsidiaries.

FREQUENTLY ASKED QUESTIONS ABOUT VOTING AND THE ANNUAL MEETING

WHAT ARE THE PURPOSES OF THE ANNUAL MEETING AND WHAT MATTERS AM I VOTING ON?

The purposes of the Annual Meeting are to:

1.	Elect three Class I Directors to hold office for a three-year term expiring at the annual meeting in 2017 and until their respective successors are elected and qualified;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014; and

3.	Transact such other business as may properly come before the meeting.

A description of each proposal and the Board’s recommendation with respect to each proposal are set forth in this proxy statement. Stockholders are being asked to vote on these proposals.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Only stockholders of record at the close of business on April 4, 2014, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting or at any postponements or adjournments of the meeting.

A list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Eastern Time, at the office of our Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary, located at 8020 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617. A stockholder may examine the list for any germane purpose related to the Annual Meeting.

WHAT ARE THE VOTING RIGHTS OF THE HOLDERS OF THE COMPANY’S COMMON STOCK?

Holders of the Company’s common stock are entitled to one vote for each share held of record as of the Record Date on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have cumulative voting rights.

HOW DO I VOTE?

Beneficial Stockholders. If you hold your shares through a broker, trustee or other nominee, you are a beneficial stockholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial stockholder.

Registered Stockholders. If you hold shares in your own name, you are a registered stockholder and may vote by written ballot at the Annual Meeting or by proxy before the Annual Meeting in the following ways:

1.	via the Internet at www.investorvote.com/STCK;

2.	by calling 1-800-652-VOTE (8683); or

3.	by signing and returning a proxy card.

Proxies submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 20, 2014.

HOW DO PROXIES WORK?

The Board is asking for your proxy. By giving us your proxy, you authorize Jeffrey G. Rea and Bryan J. Yeazel (members of our management and shareholders of the Company), as proxy holders, to vote your shares at the meeting in the manner you direct. If you do not specify how you wish the proxy holders to vote your shares, they will vote your shares “FOR” all three director nominees and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. We do not expect any other business to properly come before the meeting; however, if any other business should properly come before the meeting, the proxy holders also will vote your shares as recommended by the Board or, if no recommendation is given, in their own discretion.

If for any reason any of the nominees for election as director becomes unavailable for election, the proxy holders may exercise discretionary authority to vote for substitutes proposed by the Board.

WHAT CONSTITUTES A QUORUM AND HOW WILL VOTES BE COUNTED?

In order to carry out the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. If the persons present or represented by proxy at the meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the meeting may be adjourned to a subsequent date for the purposes of obtaining a quorum. As of the Record Date, 26,112,007 shares of common stock were outstanding.

Proxies received but marked as abstentions and “broker non-votes,” if any, will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of establishing a quorum.

Computershare Shareowner Services, LLC will count the vote and its representative will serve as the inspector of the election.

OUR VOTING RECOMMENDATION

Our Board recommends that you vote:

•	“FOR” the Board’s proposal to elect each of the Class I Director nominees to the Board (Proposal No. 1).

•	“FOR” the Board’s proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for 2014 (Proposal No. 2).

Unless you give other instructions when you vote, the persons named as proxy holders, Jeffrey G. Rea and Bryan J. Yeazel, will vote in accordance with the Board’s recommendations. We do not expect any other business to properly come before the meeting; however, if any other business should properly come before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

Election of Class I Directors (Proposal No. 1). Stockholders may vote “FOR” all three or any of the nominees or may elect to “WITHHOLD” their vote for all three or any of the nominees. The three nominees receiving a plurality of the votes cast at the Annual Meeting will be elected directors. A properly executed proxy marked “WITHHOLD” with respect to the election of any or all Class I Directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum at the Annual Meeting. “Broker non-votes” will be counted for purposes of establishing a quorum but will not be counted as either a “FOR” or “WITHHOLD” vote on this Proposal.

Ratification of the Selection of Independent Registered Public Accounting Firm (Proposal No. 2). Stockholders may vote “FOR” or “AGAINST” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of the independent registered public accounting firm for 2014. A stockholder who signs and submits a proxy is “present,” so an abstention will have the same effect as a vote “AGAINST” this Proposal. Although Proposal No. 2 is non-binding on us, the Company’s audit committee will consider the outcome of this vote in its future deliberations.

WHAT ARE “BROKER NON-VOTES” AND WHY IS IT SO IMPORTANT THAT I SUBMIT MY VOTING INSTRUCTIONS FOR SHARES I HOLD AS A BENEFICIAL STOCKHOLDER?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions to it, The NASDAQ Stock Market (“NASDAQ”) rules allow that firm to vote your shares only on routine matters. Proposal No. 2, the ratification of the appointment of our independent registered public accounting firm for 2014, is the only routine matter for consideration at the Annual Meeting. For all matters other than Proposal No. 2, you must submit voting instructions to the firm that holds your shares if you want your vote to count on such matters. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”

MAY I CHANGE OR REVOKE MY VOTE?

Beneficial Stockholders. Beneficial stockholders should contact their broker, trustee or nominee for instructions on how to change their vote.

Registered Stockholders. Registered stockholders may change a properly executed proxy at any time before its exercise by:

•	delivering written notice of revocation to the Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary at our principal executive offices at 8020 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617;

•	submitting another proxy that is dated later than the original proxy (including a proxy via telephone or Internet); or

•	voting in person at the Annual Meeting.

WHO CAN ATTEND THE MEETING?

Subject to space availability, all common stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m. Eastern Time. If you attend, please note that you may be asked to present valid photo identification, such as a driver’s license or passport.

Please also note that if you are a beneficial stockholder (that is, you hold your shares through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting.

Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

VOTING RESULTS

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Election of Directors (Proposal No. 1)

At the 2014 Annual Meeting, three directors are to be elected for a three-year term. Each of the nominees currently serves as a Company director. The nominees for director receiving a plurality of the votes cast at the 2014 Annual Meeting will be elected directors. Each nominee elected as a director will continue in office until the 2017 Annual Meeting and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal. If any nominee becomes unable to serve, proxies will be voted for the election of such other person as the Board may designate, unless the Board chooses to reduce the number of directors.

Our corporate governance and nominating committee is responsible for, among other things, screening potential director candidates and recommending qualified candidates to the Board for nomination or appointment. When identifying and evaluating candidates, the committee first determines whether there are any evolving needs of the Board that require expertise in a particular field. The committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities.

Our corporate governance principles also require that all director candidates, whether recommended by a stockholder or otherwise, possess the following qualifications:

•	experience as a senior officer in a public or substantial private company or other comparable experience;

•	breadth of knowledge about issues affecting the Company and/or its industry;

•	expertise in finance, logistics, manufacturing, law, human resources or marketing or other areas that the Board determines are important areas of needed expertise; and

•	personal attributes that include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to the Board and its committees and willingness to assume broad/fiduciary responsibilities on behalf of all stockholders.

The committee may retain a third-party search firm to assist the committee and the Board in locating qualified candidates that meet the needs of the Board at that time. If retained, a search firm may provide information on a number of candidates, which the committee will review and discuss. The committee, other members of the Board and the Chairman and Chief Executive Officer, will interview potential Board candidates. If the committee determines that a potential candidate meets the needs of the Board and has the qualifications, it will recommend the nomination or appointment of the candidate to the Board.

Our Board has eight members. The Board is divided into three classes of directors, with three Class I Directors, two Class II Directors and three Class III Directors. The current term of our Class I Directors expires at the 2014 Annual Meeting, while the terms for our Class II and Class III Directors expire at the 2015 and 2016 annual meetings, respectively. On August 14, 2013, in connection with our initial public offering (“IPO”), we entered into a director nomination agreement with Gores Building Holdings, LLC (“Gores Holdings”), an affiliate of The Gores Group LLC (“Gores”), that provides Gores Holdings the right to designate nominees for election to our Board for so long as Gores Holdings beneficially owns 10% or more of the total number of shares of our common stock then outstanding. The number of nominees that Gores Holdings is entitled to designate under this agreement bears the same proportion to the total number of members of our Board as the number of shares of common stock beneficially owned by Gores Holdings bears to the total number of shares of common stock outstanding, rounded up to the nearest whole number. In addition, Gores Holdings is entitled to designate the replacement for any of its Board designees whose Board service terminates prior to the end of the director’s term regardless of Gores Holdings’ beneficial ownership at such time. Gores Holdings also has the right to have its designees participate on committees of our Board proportionate to its stock ownership, subject to compliance with applicable law and NASDAQ rules. This director nomination agreement will terminate at such time as

Gores Holdings owns less than 10% of our outstanding common stock. Gores Holdings currently owns more than 10% of our outstanding common stock. Currently, our Class II and Class III Directors are nominees of Gores Holdings pursuant to the director nomination agreement except for Mr. Goldstein.

Upon recommendation by the corporate governance and nominating committee of the Board, the Board proposes that David L. Keltner, Robert E. Mellor and Jeffrey G. Rea each be elected for a new term of three years and until their respective successors have been duly elected and qualified as Class I Directors. Each of the nominees has consented to serve if elected. If any nominee becomes unavailable to serve as a director, the Board may either designate a substitute nominee or reduce the number of directors. If the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

Set forth below is information with respect to the Class I Director nominees and starting on page 13 for Class II and Class III Directors, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as directors, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service on the Board and their age.

Nominees for Class I Directors for Election at the 2014 Annual Meeting

David L. Keltner Age 54	Mr. Keltner has served as one of our directors since April 2014. Since 2009, Mr. Keltner has served as the chief financial officer of Ferguson Enterprises, Inc. Prior to that, he was the chief financial officer of Wolseley North America from 2007 to 2009. Prior to that, Mr. Keltner was the vice president of construction lending for the Company from 1993 to 2006. Prior to that, Mr. Keltner was a vice president in the Institutional / Corporate Bank of Nationsbank. Mr. Keltner received a bachelor’s degree in finance from Miami University and a master’s of business administration from the University of Chicago. Mr. Keltner provides strong executive and financial skills to our Board and valuable experience gained from previous and current board service.

Robert E. Mellor Age 70	Mr. Mellor has served as one of our directors since March 2010. Mr. Mellor served as the chief executive officer of Building Materials Holding Corporation from 1997 to January 2010 and as a director from 1991 to January 2010. As a result of the downturn in the building materials industry, Building Materials Holding Corporation went through a Chapter 11 restructuring in 2009 and emerged from the restructuring in 2010. Prior to joining Building Materials Holding Corporation, Mr. Mellor served as the executive vice president and director of Di Giorgio Corp. and as of counsel at Gibson, Dunn & Crutcher LLP, a law firm, from 1990 to February 1997. He currently serves as the non-executive chairman of Coeur Mining, Inc. and the lead director of Monro Muffler Brake Inc. He is also a director of The Ryland Group, Inc. and serves on the board of councillors of Save-the-Redwoods League. He received a bachelor’s degree in economics from Westminster College in Fulton, Missouri, and a juris doctor from the Southern Methodist University School of Law. Mr. Mellor provides strong executive and managerial skills to our Board and valuable experience gained from previous and current board service.

Jeffrey G. Rea Age 49	Mr. Rea became our president and chief executive officer and a director in November 2010. Before joining our Company, he served as president of the specialty products group at TE Connectivity Ltd. (“TEL”) from 2008 to 2010. Prior to TEL, Mr. Rea was the senior vice president of the building products group at Johns Manville, a global manufacturer of highly engineered materials and building products, which is owned by Berkshire Hathaway Company, a position he held in 2006 and 2007. Mr. Rea joined Johns Manville in 2002 as a vice president and general manager of its building insulation business. Before joining Johns Manville, Mr. Rea served 15 years in various leadership roles at General Electric Company, including five years with its corporate audit staff. Mr. Rea received a degree in mechanical engineering from Rose-Hulman Institute of Technology. Mr. Rea’s position as our president and chief executive officer allows him to advise the Board on management’s perspective over a full range of issues affecting our Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTORS

Ratification of Selection of Independent Registered Public Accounting Firm (Proposal No. 2)

The audit committee has appointed PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, to serve as our independent auditor for 2014. PwC served in this capacity in 2012 and 2013. As a matter of good corporate governance, the audit committee submits its selection of our independent auditor to our stockholders for ratification. If the stockholders fail to ratify the selection, the audit committee will reconsider its appointment.

For additional information concerning the audit committee and its activities with PwC, see “Audit Committee” starting on page 8. Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Pre-Approval Policy

The audit committee pre-approved all audit, audit related and permissible non-audit services provided to the Company by PwC before management engaged the auditors for those purposes. The policy of the audit committee is to review all engagement letters for accounting firms for non-audit services. The audit committee pre-approves all services to be provided by the accounting firm that performs the annual audit of the Company’s financial statements. The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent auditor, and solicited the input of management and PwC on this issue.

All of the audit-related, tax and all other services provided by PwC to the Company in 2013 were approved by the audit committee by means of specific pre-approvals. All non-audit services provided in 2013 were reviewed by the audit committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Fees Paid to PwC

The following table sets forth the aggregate fees for professional services rendered by PwC in 2012 and 2013:

	Fiscal 2012	Fiscal 2013
Audit Fees (1)	$543,391	$1,679,338
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	26,561
All Other Fees (4)	1,800	1,800

Total	$545,191	$1,707,699

(1)	Represents fees for professional services provided in connection with the audit of our consolidated annual financial statements, review of our consolidated interim financial statements and services in connection with our Registration Statement on Form S-1 related to our IPO.
(2)	Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit of our consolidated financial statements and are not reported under “Audit Fees.” There were no such fees paid by us in fiscal years 2012 and 2013.
(3)	Consists of fees billed for professional services rendered for tax compliance and tax planning and advice. Tax compliance services included federal, state and local tax return assistance and assistance with tax audits.
(4)	Consists of fees for services other than those described in the audit fees, audit-related fees and tax fees sections above. For fiscal years 2012 and 2013, these fees relate to a subscription to an online accounting research tool.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

Corporate Governance

Corporate Governance Principles

The Board has adopted policies and procedures to ensure effective governance of the Company. Our corporate governance materials, including our Corporate Governance Guidelines, the charters of the audit committee, the compensation committee and the corporate governance and nominating committee of the Board, and our Code of Ethics may be viewed in the Corporate Governance section of the Investors section of our website at www.stocksupply.com. The information contained on or accessible through our website is not part of this proxy statement. We will also provide any of the foregoing information in print without charge upon written request to the Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary, 8020 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617.

Board Composition

Our amended and restated certificate of incorporation provides that our Board is divided into three classes, with each director serving a three-year term, and one class of directors being elected at each year’s annual meeting of stockholders. Messrs. Keltner, Mellor and Rea are the Class I Directors with an initial term expiring in 2014. Andrew Freedman and Barry J. Goldstein are the Class II Directors with an initial term expiring in 2015. Steven G. Eisner, Joseph P. Page and Steven C. Yager are the Class III Directors with an initial term expiring in 2016. Any change in the number of directorships resulting from an increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

The Board held seven meetings during the 2013 fiscal year (in person, telephonically or by written consent). No director attended (whether in person, telephonically or by written consent) less than 75% of all meetings held during the period of time he served as director during fiscal 2013.

Controlled Company

Prior to March 18, 2014, Gores Holdings controlled more than 50% of the combined voting power of our common stock, and had the right to designate a majority of the members of our Board for nomination for election. As a result, we were a “controlled company” under the NASDAQ rules. As a controlled company, we could elect not to comply with certain corporate governance requirements, including the requirements:

•	that a majority of our Board consists of “independent directors,” as defined under the NASDAQ rules;

•	that we have a corporate governance and nominating committee that is composed entirely of independent directors;

•	that we have a compensation committee that is composed entirely of independent directors; and

•	that we conduct annual performance evaluations of the corporate governance and nominating committee and compensation committee.

We were and are still required to comply with the independence requirements for our audit committee. All of the members of our audit committee are independent members.

As of March 18, 2014, we ceased to be a controlled company and are now required to comply with all of the NASDAQ’s corporate governance requirements on the following phase-in schedule: our compensation committee and our corporate governance and nominating committee must each be composed of at least three members, one of whom was independent upon ceasing to be a “controlled company,” a majority of whom will be independent within 90 days of ceasing to be a “controlled company,” and each of whom will be independent within one year of ceasing to be a “controlled company.” Additionally, we have 12 months from ceasing to be a

“controlled company” to have a majority of independent directors on our Board. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ’s corporate governance requirements until the applicable phase-in periods expire.

Director Independence

Following our IPO, and until March 18, 2014, we utilized the “controlled company” exemption from certain corporate governance requirements as permitted by the NASDAQ. As a result, we neither have a majority of independent directors nor does our corporate governance and nominating committee or compensation committee consist entirely of independent directors. Since April 7, 2014 our audit committee has consisted entirely of independent directors. Further, we were not required to have an annual performance evaluation of the nominating and corporate governance committee and compensation committee. Conflicts of interest may arise because some of our directors are representatives of our controlling stockholders.

Based on the independence standards set forth under the NASDAQ rules, the Board has determined that each of Messrs. Keltner, Goldstein and Mellor are independent.

Board Attendance at Annual Meetings of Stockholders

The Company does not have any formal policy with regard to Board member attendance at annual meetings of stockholders, but all members of the Board are expected to attend the annual meetings of stockholders unless an emergency or other urgent, unexpected circumstance prevents them from doing so. The Annual Meeting will be our first annual meeting of stockholders since our IPO in 2013.

Board Committees

The Board has an audit committee, a compensation committee and a corporate governance and nominating committee, which were constituted immediately prior to our initial public offering in August 2013. The Board has adopted a written charter for each of these committees, which sets out the functions and responsibilities of each committee. The charters of the audit committee, the compensation committee and the corporate governance and nominating committee are available in their entirety on the Investors section of our website, www.stocksupply.com. The information contained on or accessible through our website is not part of this proxy statement.

Audit Committee. The audit committee is responsible for, among other matters: (1) selecting, terminating, determining the compensation of and overseeing our independent registered public accounting firm and approving all services to be performed by it; (2) overseeing our independent registered accounting firm’s qualifications, experience, independence and performance; (3) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (4) reviewing and monitoring our accounting principles, accounting policies, internal accounting controls and compliance with legal and regulatory requirements; (5) establishing procedures for the confidential, anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; (6) overseeing our internal audit function and (7) reviewing with both management and our independent registered public accounting firm certain related party transactions and dealings. This committee held four meetings (in person, telephonically or by written consent) during the 2013 fiscal year.

Our audit committee currently consists of Messrs. Goldstein, Keltner and Mellor, and Mr. Goldstein serves as the chairman of this committee. Mr. Freedman resigned from the audit committee effective April 7, 2014 upon the appointment of Mr. Keltner. Messrs. Goldstein, Keltner and Mellor meet the independence requirements and each member of the audit committee meets the financial literacy requirements of the SEC and the NASDAQ. Accordingly, since April 7, 2014 we have had a fully independent audit committee. The Board has determined that each of Messrs. Goldstein and Keltner is an audit committee financial expert under SEC rules.

Audit Committee Report

Management of the Company has the primary responsibility for the integrity of the accounting, auditing and financial reporting practices of the Company, including the system of internal controls. PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards established by the Public Company Accounting Oversight Board (United States) and expressing an opinion on the conformity of the consolidated financial statements with generally accepted accounting principles in the United States. The audit committee’s responsibility is to monitor these processes. In this regard, the audit committee meets periodically with management and our independent registered public accounting firm. The audit committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts and other advisors as it determines appropriate to assist it in conducting any such investigations. The audit committee has the sole responsibility for the engagement and retention of the Company’s independent registered public accounting firm and the approval of all audit and other engagement fees.

The audit committee represents and assists the board in fulfilling its oversight responsibility relating to matters under the purview of the audit committee’s charter. In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2013 with the Company’s management and representatives of the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 16 as adopted by the Public Company Accounting Oversight Board. In addition, the audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s independence and has discussed with the independent registered public accounting firm its independence.

PwC audited the financial records of the Company and its subsidiaries for the year ended December 31, 2013 and served as independent registered public accounting firm for the Company and its predecessors since 1985. Representatives of PwC are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Based on the above-mentioned review and discussions with management and PwC, and subject to the limitations on the roles and responsibilities of the audit committee referred to above and in the audit committee’s written charter, the audit committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC. In addition, the audit committee engaged PwC to serve as the Company’s independent registered public accounting firm for fiscal year 2014.

Audit Committee
Barry J. Goldstein, Chair
David L. Keltner
Robert E. Mellor

Compensation Committee. The compensation committee is responsible for, among other matters: (1) assisting the Board in discharging its responsibilities relating to compensation of our directors, chief executive officer and other executive officers; (2) reviewing and approving employment agreements and other similar arrangements between us and our chief executive officer and other executive officers; (3) reviewing and evaluating our overall compensation philosophy and overseeing our equity, incentive and other compensation and benefits plans and (4) preparing the compensation committee report on executive officer compensation required by the SEC for inclusion in our proxy statement and which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. This committee held five meetings (in person, telephonically or by written consent) during the 2013 fiscal year.

Our compensation committee consists of Messrs. Mellor, Freedman and Eisner, and Mr. Mellor serves as the chairman of such committee. Mr. Mellor meets the independence requirements of the NASDAQ. We are currently subject to the phase-in rules as a former controlled company within the meaning of the NASDAQ rules and, therefore, are not required to have a compensation committee composed entirely of independent directors. See “Controlled Company.”

Corporate Governance and Nominating Committee. Subject to the rights of Gores Holdings under the director nomination agreement, the corporate governance and nominating committee is responsible for, among other matters: (1) identifying and assessing persons qualified to become Board members, consistent with the qualification standards and criteria approved by our Board; (2) recommending to the Board a slate of director nominees for election or reelection at the annual meeting of stockholders; (3) recommending to the Board the structure and membership of Board committees; (4) recommending to the Board persons to fill Board and committee vacancies; (5) overseeing annual evaluations of the Board and committees of the Board and (6) reviewing periodically our Code of Ethics and amendments thereto. This committee held one meeting (in person, telephonically or by written consent) during the 2013 fiscal year.

Our corporate governance and nominating committee consists of Messrs. Eisner, Freedman, Goldstein and Rea, and Mr. Eisner serves as the chairman of such committee. Mr. Goldstein meets the independence requirements of the NASDAQ. We are currently subject to the phase-in rules as a former controlled company within the meaning of the NASDAQ rules and, therefore, are not required to have a majority of independent directors on our corporate governance and nominating committee. See “Controlled Company.”

Policy Regarding Consideration of Candidates for Director

The corporate governance and nominating committee will consider stockholder nominations for membership on the Board. Stockholders wishing to recommend candidates to be nominated for election to the Board at the 2015 general meeting of stockholders may do so by sending the following information to the attention of the Secretary of the Company at 8020 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617: the name, age, business address and residence address of the candidate; the principal occupation or employment of the candidate; the class or series and number of shares of capital stock of the Company that are directly or indirectly owned beneficially or of record by the candidate and the date such shares were acquired and any other information relating to the candidate that would be required to be disclosed in a proxy statement or is otherwise required pursuant to Section 14 of the Exchange Act, including such candidate’s written consent to being named in the proxy statement as a nominee, if applicable, and to serve as a director if elected. Recommendations must also include certain other requirements with respect to the nominating stockholder specified in our bylaws.

Recommendations must be delivered to the Secretary of the Company not earlier than January 21, 2015, and not later than February 20, 2015. Stockholder recommendations provided to the Secretary of the Company within this time frame will be reviewed using the nominating process outlined in the bylaws.

Code of Ethics

The Board has approved and adopted a Code of Ethics applicable to all directors, officers and employees, including our principal executive, financial and accounting officers and all persons performing similar functions. The Code of Ethics is available on the Investors section of our corporate website, www.stocksupply.com. The information contained on or accessible through our website is not part of this proxy statement.

Board Leadership Structure

The roles of Chairman of the Board and Chief Executive Officer are separated, with Andrew Freedman serving as Chairman of the Board and Jeffrey G. Rea serving as Chief Executive Officer (“CEO”). For descriptions of the backgrounds of Messrs. Rea and Freedman, please see “Election of Directors (Proposal No. 1)” and “Directors and Executive Officers-Board of Directors,” respectively. The Board has determined that the current structure is appropriate at this time in that it enables Mr. Rea to focus on his role as CEO of the Company, while enabling Mr. Freedman to continue to provide leadership on policy at the Board level. Although the roles of CEO and Chairman of the Board are currently separated, the Board has not adopted a formal policy requiring such separation. The Board believes that the right Board leadership structure should, among other things, be informed by the needs and circumstances of the Company and the then-current membership of the Board, and that the Board should remain adaptable to shaping the leadership structure as those needs and circumstances change.

Role of the Board in Oversight of Risk

Our executive management is responsible for managing the risks inherent in our business, and our Board oversees our executive team in the execution of its risk management function. To assist in this oversight function, our Board has overseen the development of the Company’s risk management process. Management identifies and assesses the risks inherent in the business based on the likelihood of the risk occurring and the consequence to the company if the risk were to be realized. Each year an annual risk assessment is presented to the Board identifying the significant risks, including a description of any current or future mitigating actions the Company may take. Further, the Board or audit committee receives interim reports on emerging risks as they occur.

Our Board, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our Company, and the steps we take to monitor and control such exposures. While our Board has general oversight responsibility for risk at our Company, the Board has delegated some of its risk oversight duties to the various Board committees. In particular, the audit committee is responsible for generally reviewing and discussing the Company’s policies and guidelines with respect to risk assessment and risk management. It also focuses on the management of financial risk exposure and oversees financial statement compliance and risks associated with internal controls. The corporate governance and nominating committee oversees risks related to corporate governance, including risk related to the performance and composition of the Board. The compensation committee assists our Board in overseeing the management of risks arising from our compensation policies and programs and programs related to the assessment, selection, succession planning, training and development of executives of the Company.

Communications with the Board

Stockholders may contact an individual director, the Board as a group or a specified Board committee or group, including the non-employee directors as a group, at the following address: c/o Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary, Stock Building Supply Holdings, Inc., 8020 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617, Attn: Chairman of the Corporate Governance and Nominating Committee. In accordance with instructions provided by our Corporate Governance Guidelines, your correspondence will be distributed to the chairman of the corporate governance and nominating committee.

Director Compensation

The following table sets forth the annual compensation that we paid our non-employee directors in 2013.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)(2)	Option awards ($)(2)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Andrew Freedman(3)	26,343	—	—	—	—	—	26,343
Barry J. Goldstein(4)	43,750	69,800	—	—	—	—	113,550
Robert E. Mellor	67,500	69,800	—	—	—	—	137,300
Timothy P. Meyer(3)(6)	45,161	—	—	—	—	—	45,161
Ryan Wald(3)(5)	22,581	—	—	—	—	—	22,581
Steven C. Yager(3)	18,819	—	—	—	—	—	18,819

(1)	Reflects the aggregate grant date fair value of restricted stock units. These values have been determined based on the assumptions and methodologies set forth in footnote (18) to our audited consolidated financial statements filed with our Annual Report on Form 10-K for fiscal 2013. These amounts do not represent the actual amounts paid to or received by the named director during 2013.
(2)	The outstanding restricted stock units and option awards (whether or not exercisable) outstanding as of December 31, 2013 are as follows: Mr. Mellor, 5,000 restricted stock units and 64,930 options, and Mr. Goldstein, 5,000 restricted stock units.
(3)	The directors’ fees earned by Messrs. Meyer, Freedman, Wald and Yager were paid directly to Gores Holdings.
(4)	Compensation for Mr. Goldstein only includes compensation for the period from June 2013 to December 31, 2013, since Mr. Goldstein joined the Company as a director in June 2013.
(5)	Mr. Wald resigned from the Board on February 14, 2014.
(6)	Mr. Meyer resigned from the Board on March 31, 2014.

Each of Messrs. Eisner, Keltner and Page were elected to our Board in 2014 and received no annual compensation in 2013. All members of our Board that are not employed by the Company or one of its subsidiaries receive compensation for their services to the Board and related committees pursuant to the policy described below.

Description	Amount
Annual retainer	$50,000
Additional annual retainer for chair of the Board	$40,000
Additional annual retainer for committee membership	$10,000 for membership on audit committee, compensation committee or corporate governance and nominating committee
Additional annual retainer for chair of committee	$10,000 for chair of audit committee, compensation committee or corporate governance and nominating committee

All directors are entitled to be reimbursed for their reasonable expenses to attend meetings of our Board and related committees and otherwise attend to our business. In addition, our non-employee directors are entitled to the following equity awards:

Initial Restricted Stock Unit Grant. Messrs. Goldstein and Mellor each received a grant of 5,000 restricted stock units upon completion of our IPO in August of 2013. These restricted stock units will vest 50% on each of the first and second anniversaries of the grant date.

Annual Restricted Stock Unit Grant. On an annual basis, each of our non-employee directors then in office who is unaffiliated with Gores will receive a grant of $70,000 worth of restricted stock units on the date of our annual meeting of stockholders. These restricted stock units will vest on the date of the next annual meeting of stockholders.

All of our non-employee directors will have the option to defer all or any portion of their annual fees in exchange for receipt of fully vested deferred stock units, which will provide for payment of shares of common stock on a future date selected by the non-employee director at the time of the deferral election.

All of our non-employee directors unaffiliated with Gores will also be expected to comply with stock ownership guidelines, under which they are expected to hold at least two times the annual cash retainer ($100,000, or two times the $50,000 annual retainer) in stock or stock equivalents, subject to a three-year phase-in period following our IPO or from the date of appointment for newly-elected directors. We anticipate that all non-employee directors will meet this guideline.

Directors and Executive Officers

The following table sets forth the names, ages and titles of our current directors and executive officers as of April 5, 2014:

Name	Age	Position
Jeffrey G. Rea	49	President and Chief Executive Officer and Director
Lisa M. Hamblet	47	Executive Vice President, eBusiness
James F. Major, Jr.	42	Executive Vice President, Chief Financial Officer and Treasurer
Bryan J. Yeazel	38	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary
Walter Philip Randolph	51	Divisional President and General Manager - East Division
Duff R. Wakefield	58	Divisional President and General Manager - West Division
Steven W. Wilson	50	Divisional President and General Manager - Coleman Floor Division
Andrew Freedman	51	Director and Chairman of the Board
Steven G. Eisner	43	Director
Barry J. Goldstein	71	Director
David L. Keltner	54	Director
Robert E. Mellor	70	Director
Joseph P. Page	60	Director
Steven C. Yager	60	Director

Our executive officers are appointed by our Board and serve until their successors have been duly elected and qualified or their earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Set forth below is a description of the background of the persons named above, other than Messrs. Keltner, Mellor and Rea, whose background information is provided in “Election of Directors (Proposal No. 1).”

Executive Officers

Lisa M. Hamblet - Executive Vice President, eBusinesss. Lisa Hamblet leads the eBusiness, LEAN, marketing and merchandising capabilities for the Company. Lisa joined the Company in 2013. Prior to that, she was with Staples, Inc. where she held various senior management roles including vice president of B2B eCommerce and customer support, vice president of B2B services and, most recently, vice president of facility solutions. Lisa received her undergraduate degree from the University of Massachusetts, Amherst and her master’s degree in business administration from Bentley University.

James F. Major, Jr. - Executive Vice President, Chief Financial Officer and Treasurer. Mr. Major has been an executive officer of the Company since 2005 and is currently our executive vice president, chief financial officer and treasurer, and is responsible for finance, credit and information technology activities. Mr. Major has substantial expertise in financial planning, analysis and reporting, tax planning and compliance. Mr. Major joined our Company in 1998 as assistant controller. Prior to that, he was an audit manager with PricewaterhouseCoopers LLP. Mr. Major received a bachelor’s degree from Wake Forest University in 1993. He is a certified public accountant and has attended management programs at the Darden School of Business of the University of Virginia and the International Institute for Management Development in Lausanne, Switzerland.

Bryan J. Yeazel - Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary. Mr. Yeazel has been an executive officer of the Company since 2005 and is currently our executive vice president, chief administrative officer, general counsel and corporate secretary. Mr. Yeazel manages key administrative functions including legal, human resources, health and safety and integrated supply chain. Prior to joining our Company, he was with Hunton & Williams LLP in its global capital markets and mergers and acquisitions practice group, and with Capital One Financial. Mr. Yeazel holds a bachelor’s degree from Wake Forest University and a juris doctor from the University of Notre Dame. In addition, he has attended executive education programs at the International Institute for Management Development in Lausanne, Switzerland and Harvard Business School.

Walter Philip Randolph - Divisional President and General Manager - East Division. Mr. Randolph has been the divisional president and general manager of the Company’s East Division since 2010. In this role, Mr. Randolph oversees the Company’s operations in Pennsylvania, Washington, D.C., Virginia, North Carolina, South Carolina and Georgia. Mr. Randolph joined the Company in 2004 and has held a variety of positions of increasing responsibility since that time. Prior to joining the Company, from 1998 to 2003, Mr. Randolph was with The Lumber Yard, a division of The Wolf Organization, Inc., where he eventually served as president. Prior to that, Mr. Randolph was the regional vice president for the South and Mid-Atlantic regions of 84 Lumber Company. Mr. Randolph received a bachelor’s degree from James Madison University and attended executive education programs at the Darden School of Business of the University of Virginia.

Duff R. Wakefield - Divisional President and General Manager - West Division. Mr. Wakefield has been the divisional president and general manager of the Company’s West Division since 2011. In this role, Mr. Wakefield oversees the Company’s operations in Texas, New Mexico, Utah, Washington and Idaho. Mr. Wakefield joined the Company in 1985 and has served in a variety of positions of increasing responsibility, including West Division manager and district manager overseeing the Company’s operations in Utah, Idaho and Wyoming, and market manager for the Salt Lake City area. Mr. Wakefield has attended executive education programs at the Darden School of Business of the University of Virginia and the International Institute for Management Development in Lausanne, Switzerland.

Steven W. Wilson - Divisional President and General Manager - Coleman Floor Division. Mr. Wilson has been the divisional president and general manager of the Company’s Coleman Floor Division since 2010. In this role, Mr. Wilson is responsible for overseeing the flooring products and installation services for residential construction provided by the Company. Prior to joining the Company, from 2004 to 2010, Mr. Wilson was a branch and district manager for Creative Touch Interiors, a division of HD Supply, Inc. Prior to HD Supply, Inc., Mr. Wilson was a consultant with Deloitte Consulting LLP and PRTM, a management consulting firm. Mr. Wilson received a bachelor’s degree from the Virginia Military Institute and a master’s degree in business administration from the Kenan Flagler Business School at the University of North Carolina, Chapel Hill.

Board of Directors

Andrew Freedman - Class II Director. Mr. Freedman has served as one of our directors since July 2010. Mr. Freedman has been a managing director at Glendon Partners, Inc. (“Glendon”), an affiliate of Gores, since January 2010. At Glendon, Mr. Freedman is responsible for portfolio company financial oversight and control, and leading financial due diligence activities. Mr. Freedman also served at Gores as senior vice president of finance from June 2003 until January 2010. Prior to joining Gores, Mr. Freedman was the chief financial officer of The Learning Company. From 1994 to 2002, he held various financial management positions at The Learning Company, Broderbund Software, Inc. and Mindscape Inc. From 1988 to 1994, Mr. Freedman held various financial management positions at Paramount Communications Group. Prior to that, Mr. Freedman spent four years in public accounting. Mr. Freedman serves on the boards of directors of Cosmo Specialty Fibers, Inc., Norment Security Group, Inc., ELO Touch Solutions, Inc., Sage Automotive Group and Scovill Fasteners, Inc. Mr. Freedman was also previously a director for National Envelope Company. Mr. Freedman received a bachelor’s degree in finance and accounting from the State University of New York at Binghamton. Mr. Freedman provides strong finance skills to our Board and valuable experience gained from previous and current board service.

Steven G. Eisner - Class III Director. Mr. Eisner is managing director, fund general counsel and chief compliance officer for Gores and Glendon. He is responsible for managing the legal affairs of Gores and its private equity funds and for legal oversight of Gores’ portfolio companies. Mr. Eisner also oversees insurance and risk management for Gores and its portfolio companies as well as the compliance function for the firm. Mr. Eisner joined Gores in 2008. Prior to joining Gores, Mr. Eisner served as vice president of development and vice president of legal affairs at Ameristar Casinos. Mr. Eisner began his career with O’Melveny & Myers, LLP in Los Angeles where he worked on mergers and acquisitions, corporate securities and financing transactions and general corporate matters. Mr. Eisner serves on the board of directors of Therakos, Inc. Mr. Eisner earned a bachelor’s degree in economics from The University of California Berkeley and a juris doctor from The University of California Los Angeles School of Law. Mr. Eisner provides strong executive and managerial skills to the board of directors and valuable experience gained from previous and current board service.

Barry J. Goldstein - Class II Director. Mr. Goldstein has served as one of our directors since June 2013. Mr. Goldstein retired as executive vice president and chief financial officer of Office Depot, Inc. in October 2000. He first joined Office Depot, Inc. as chief financial officer in May 1987. Mr. Goldstein was previously with Grant Thornton LLP from 1969 through May 1987, where he was named a partner in 1976. Mr. Goldstein has public company accounting experience at the highest levels and has served as the chairman of six audit committees, four of them for public companies. Mr. Goldstein currently serves on the boards of directors of Generac Holdings, Inc. and Kraton Performance Polymers, Inc. In the past five years, Mr. Goldstein also served on the boards of directors of Brand Energy & Infrastructure Services, Inc., Interline Brands, Inc. and Noble Environmental Power, LLC. Mr. Goldstein received a bachelor’s degree in economics from the Wharton School at the University of Pennsylvania. Mr. Goldstein provides strong executive, financial and corporate governance skills to our Board and valuable experience gained from previous and current board service.

Joseph P. Page - Class III Director. Mr. Page is Gores’ chief operating officer and a member of Gores’ investment committee, and is responsible for overseeing Gores’ financial and administrative functions. Mr. Page joined Gores in 2004. Prior to joining Gores, Mr. Page was senior principal and chief operating officer for Shelter Capital Partners, a southern California-based private investment fund. Prior to that, he held various senior executive positions with several private and public companies controlled by MacAndrews & Forbes (M&F). While at M&F, he was vice chairman of Panavision, chief financial officer of The Coleman Company and chief financial officer of New World Communications. Prior to M&F, Mr. Page was a partner at Price Waterhouse. Mr. Page serves on the board of directors of Cosmo Specialty Fibers, Inc. Mr. Page earned a bachelor’s degree in accounting and a master’s in business administration from Loyola Marymount University of Los Angeles. Mr. Page provides strong executive and managerial skills to the board of directors and valuable experience gained from previous and current board service.

Steven C. Yager - Class III Director. Mr. Yager has served as one of our directors since December 2009. Mr. Yager is senior managing director and a member of the investment committee of Gores, and is responsible for overseeing the day-to-day management of the Gores private equity funds. Mr. Yager joined Gores in 2002. Prior to joining Gores, Mr. Yager served as the president and chief executive officer of Artemis International Solutions Corporation (“Artemis”) from 1997 to 2002. At Artemis, he led a turnaround and restructuring initiative and was responsible for the sale of Artemis to Proha Oyj, a publicly-traded Finnish software company. Mr. Yager was subsequently responsible for the reverse merger of Artemis into Opus360 Corporation and served as its chairman until 2005. From 1994 to 1996, Mr. Yager served as the executive vice president of business development for Medaphis Physician Services Corp. Mr. Yager serves on the boards of directors of Cosmo Specialty Fibers, Inc., Siemens Enterprise Communications, Tiburon, Inc., Sage Automotive Group and Therakos, Inc. Mr. Yager was also previously a director for National Envelope Company. Mr. Yager received a bachelor’s degree in business administration and economics from the University of Michigan. Mr. Yager provides strong executive and managerial skills to our Board and valuable experience gained from previous and current board service.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation arrangements we have with our Named Executive Officers (“NEOs”) listed in the Summary Compensation Table. This section discusses the objectives and philosophy underlying our compensation policies for our NEOs, our compensation decisions with respect to our NEOs during 2013 and the factors relevant to an analysis of these decisions. This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans and expectations regarding future compensation plans and arrangements. The actual compensation plans and arrangements that we adopt may differ materially from the currently anticipated plans and arrangements as summarized in this discussion.

Executive Compensation Objectives and Philosophy

The primary objectives of our executive compensation programs are to: (1) attract, engage and retain superior talent who contribute to our long-term success; (2) motivate, inspire and reward executive officers whose knowledge, skills and performance are critical to our business; (3) ensure compensation is aligned with our corporate strategies and business objectives and (4) provide our executive officers with short- and long-term incentive compensation programs that effectively align their interests with those of our stockholders. We seek to apply a consistent philosophy to compensation for all executive officers. Our compensation philosophy is based on the following core principles:

To Pay for Performance. Our NEOs are partially compensated based on Company performance, as measured against certain pre-established financial objectives. The amounts earned by our executive officers vary based on the extent to which the objectives are met.

To Pay Competitively. We are committed to providing a total compensation program designed to retain our highest performing employees and executives and attract superior leaders to our Company. We have established compensation levels that we believe are competitive based on our compensation committee’s and our Board’s experience with pay practices and compensation levels of companies similar to us.

To Pay Equitably. We believe that it is important to apply generally consistent guidelines for all executive officer compensation programs. In order to deliver equitable pay levels, our compensation committee considers depth and scope of accountability, complexity of responsibility, qualifications and executive performance, both individually and collectively as a team.

While our compensation committee considers the overall mix of compensation components in its review of compensation matters, it has not adopted any policies or guidelines for allocating compensation between cash and non-cash compensation or among different forms of non-cash compensation. In addition to the compensation objectives and philosophy discussed above, the principal factors affecting our compensation committee’s decisions regarding amounts and mix of compensation include:

•	overall corporate performance, including financial condition and available resources;

•	the executive officer’s performance against corporate level strategic goals established as part of our annual planning process; and

•	the nature and scope of the executive officer’s responsibilities.

In addition to current compensation, we have found it important in some cases to provide our NEOs with competitive post-employment compensation. Post-employment compensation consists primarily of two elements - severance pay and benefits continuation for a specified period of time. We believe that these benefits are important considerations for our executive officer compensation packages, as they afford a measure of financial security in the event of termination of their employment under certain circumstances and also enable us to secure their cooperation following termination. We have sought to ensure that each combined compensation package is competitive at the time the package is negotiated with the executive officer. We provide post-employment compensation to our executive officers on a case-by-case basis as the employment market, the qualifications of potential employees and our hiring needs dictate.

Overview and Responsibilities for Compensation Decisions

Our compensation committee, in consultation with and upon recommendation of our CEO, reviews compensation elements and amounts for our executive officers on an annual basis and at the time of a promotion or other change in level of responsibilities, as well as when competitive circumstances or business needs may require.

Our compensation committee, in consultation with and upon recommendation of our CEO, sets financial objectives for our cash and non-cash incentive plans. Our CEO provides compensation recommendations to the compensation committee for executives other than himself based on the benchmarking data discussed below and the other considerations mentioned in this Compensation Discussion and Analysis. Our compensation committee recommends compensation packages to our Board that are consistent with our compensation philosophy, strategically positioned against our peer group and competitive with other organizations similar to ours.

Our compensation committee, our CEO and our Chief Administrative Officer (“CAO”) in consultation with our compensation committee, have been responsible for the oversight, implementation and administration of all of our executive compensation plans and programs. Our Board and compensation committee determined all of the components of our CEO’s compensation and, in consultation with our CEO, the compensation of our other NEOs. Executive compensation is reviewed annually as part of our business planning for the year. During this process, our CEO and CAO are involved in the review of overall compensation for executive officers other than themselves and the recommendation to the compensation committee of corporate-level performance goals for that year.

Our compensation committee and our CEO evaluate the performance and development of our executive officers in their respective positions, recommend to the compensation committee corporate performance objectives relative to compensation, make determinations as to whether and to what extent such performance objectives have been achieved and ensure that we have effective and appropriate compensation programs in place. Our compensation committee undertakes a similar review of our CEO’s contribution to corporate goals. Our compensation committee meets to consider these recommendations and makes determinations relating to the compensation of our CEO and, in consultation with our CEO, makes determinations relating to the compensation of our other NEOs. Our compensation arrangements with our executive officers are primarily based on the consolidated financial achievements of our Company established at the beginning of the year, and reflect our commitment to compensating for the achievement of corporate or individual objectives.

Prior to our IPO, the compensation committee engaged a third-party consultant, Mercer, to assist with determining compensation levels. Mercer reported directly to the committee. The committee had the sole authority to retain and dismiss Mercer and to approve Mercer’s fees. Mercer provided objective and independent advice and analysis to the committee with respect to executive and board compensation. The committee retained Mercer based upon its expertise and industry experience. The committee relied on Mercer to provide a review of executive and board compensation practices of companies in our peer group including a benchmarking analysis of base salary and short- and long-term incentive targets of the companies with which we compete for executive talent.

Because the Company was not a public company at the time Mercer was engaged, the committee did not perform an independence analysis at that time. However, the Company has determined that Mercer’s engagement did not present a conflict of interest at the time of its engagement considering the independence factors enumerated in new Rule 10C-1(b) under the Securities Exchange Act of 1934 (the “ Exchange Act” ). The Company considered the fact that Mercer provided services to the Company for $62,911 during fiscal 2013, the policies and procedures employed by Mercer to prevent conflicts of interest, and whether the individual Mercer advisers to the committee own any stock of the Company or have any business or personal relationships with members of the committee or our executive officers.

Benchmarking

Mercer, in consultation with our compensation committee, compiled a report of benchmark data for executive officers holding comparable positions at comparable companies, including base salary, annual cash incentive plan opportunities and awards and long-term incentive award values. For 2013, the peer group of companies we used in our benchmarking survey is comprised of the following companies:

Boise Cascade Co.	Universal Forest Products Inc.	Toll Brothers Inc.
Beacon Roofing Supply Inc.	BlueLinx Holdings Inc.	Griffon Corp.
KB Home	Hovnanian Enterprises Inc.	Standard Pacific Corp.
MDC Holdings Inc.	Meritage Homes	Builders FirstSource Inc.
Beazer Homes USA Inc.	Quanex Building Products Corp.	M/I Homes Inc.
Gibraltar Industries Inc.	Apogee Enterprises Inc.	American Woodmark Corp.
Trex Company Inc.	Simpson ManufacturingCompany Inc.

We have not determined the peer group of companies we will use in our benchmarking survey in 2014.

All of these companies, in both the lumber and building materials distribution industry and the non-lumber and building materials distribution industries, were selected for the compensation peer group because they were considered to be significant competitors with respect to the individuals with the talent and experience needed to serve in our executive officer positions. Peer group data are collected for executive positions so we can determine appropriate ranges of base salary levels and annual increases to attract and retain qualified executives. In general, we consider the median pay for comparable positions in the peer group as competitive benchmarks for setting our pay structure but vary from the median at the committee’s discretion when warranted by differences in responsibility or function than similar positions in peer groups, retention considerations, cumulative performance of any particular NEO or similar considerations.

While our compensation committee will utilize this formal benchmarking in its consideration of compensation decisions, we expect it will continue to manage our compensation programs on a flexible basis that will allow it to respond to market and business developments as it views appropriate.

Risk Management and Assessment

Our management assesses and discusses with the Board our compensation policies and practices for our employees as they relate to our overall risk management, and based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us. In addition, our management, compensation committee and Board believe that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. These beliefs are based on the following factors:

•	we do not have a particular business unit that carries a significant portion of our overall risk profile on a stand-alone basis;

•	our compensation policies and practices are uniform across each of our functional areas and departments;

•	the mix of compensation among base salary and incentive cash bonus does not encourage excessive risk taking; and

•	our annual compensation review and performance evaluation process considers factors that do not encourage excessive risk taking, such as leadership, customer service and safety.

Elements of Compensation

Our current executive compensation program consists of the following components:

•	base salary;

•	annual cash performance-based bonus;

•	restricted stock awards;

•	stock option awards;

•	benefits payable upon an executive officer’s involuntary termination or voluntary termination in certain circumstances; and

•	other health and welfare benefits generally available to all salaried employees.

Historically, our executive compensation program has reflected our growth and development oriented corporate culture. Our executive compensation includes both fixed components (base salary and benefits) and variable components (cash bonus and long-term incentive compensation). The fixed components of compensation are designed to be competitive in order to induce talented executives to join our Company. The variable components are tied specifically to the achievement of Company-wide objectives and are designed so that above average performance is rewarded with above average rewards. Our compensation committee believes this mix of compensation components is appropriate for our NEOs because it appropriately incentivizes them to plan and work toward the achievement of our long-term success and aligns the interests of our NEOs with the interests of our stockholders, since the amount of compensation will vary depending upon our financial performance. Our compensation committee also believes that this mix is typical of companies in our industry and at our stage of development. Our compensation committee strives to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, it does not apply any rigid allocation formula in setting our executive compensation and we may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances, the individuals involved and their responsibilities and performance.

Base salary. We provide a base salary to each of our NEOs that is intended to reflect the scope of his or her responsibilities, individual performance, labor market conditions and competitive market salary levels. Base salaries are reviewed from time to time, but no less than annually, and are adjusted where warranted based on performance, changes in responsibilities and overall budget considerations.

The base salaries for our NEOs in 2013 were established by our Board, based in large part on the salaries established for these persons when they were hired or promoted. The Board authorized an increase in the base salaries of Messrs. Major and Yeazel effective upon completion of the IPO considering that such officers’ responsibilities would increase following the IPO given the Company’s public status. The Board authorized an increase in the base salary of Mr. Wakefield in March 2013 in recognition of his leadership and contributions to the Company’s ongoing performance. In authorizing the salary increases, the Board also considered the continuing need to incentivize each NEO to improve the Company’s operational performance and to drive the strategic transformation of the corporate headquarters. The table below sets forth the current base salaries for each of our NEOs:

Name	2013 Base Salary ($)		Approximate Percentage Increase Compared to 2012
Jeffrey G. Rea	600,000		0.0%
James F. Major, Jr.	350,000	(1)	27.3%
Bryan J. Yeazel	350,000	(2)	40%
Duff Wakefield	200,000	(3)	16.6%
James F. Drexinger (4)	262,650		0.0%

(1)	Prior to the IPO, Mr. Major had a base salary of $325,000. Prior to March 1, 2013, Mr. Major’s base salary was $275,000.
(2)	Prior to the IPO, Mr. Yeazel had a base salary of $300,000. Prior to March 1, 2013, Mr. Yeazel’s base salary was $250,000.
(3)	Prior to March 2, 2013, Mr. Wakefield had a base salary of $171,475.
(4)	Mr. Drexinger resigned from the Company effective April 4, 2014. For additional information concerning Mr. Drexinger’s resignation, see “- Potential Payments Upon Termination and Change in Control”.

Performance-Based Cash Incentives. We pay performance-based cash incentives in order to align the compensation of our employees, including our NEOs, with our short-term operational and performance goals and to provide near-term rewards for employees to meet these goals. Our short-term, performance-based executive bonus plan is offered under our Management Incentive Plan (the “MIP”). The performance-based executive bonus plan provides our NEOs the opportunity to earn incentive payments for each fiscal year. These incentive payments are intended to motivate our NEOs to work effectively to achieve financial performance goals and reward them when these objectives are met. Each NEO’s target bonus amount is expressed as a percentage of base salary (the “Target Bonus”). Under the MIP, each NEO is eligible to receive a maximum award equal to 200% of his target award opportunity based on the Company’s achievement against financial targets established by our Board for (i) adjusted gross profit, (ii) adjusted EBITDA and (iii) ending liquidity. In addition, the Board also takes into consideration each of the following performance goals: (i) the Company’s safety performance, as measured by Occupational Safety and Health Administration (“OSHA”), recordable rate and Compliance, Safety & Accountability basic scores; (ii) the Company’s customer service rating, as measured by our “On-Time, In-Full” metrics and (iii) each NEO’s individual rating, based on a nine-block grid based on performance and leadership. The performance goals were not thresholds required to be satisfied in order to receive a bonus, but were factors to be considered by the Board in determining whether an adjustment to an individual’s award should be made in the Board’s discretion.

We use adjusted gross profit, adjusted EBITDA and ending liquidity because they measure performance over the periods in which our NEOs can have significant impact, are directly linked to our long-term growth plan and are key metrics used by management and the Board to assess our operating performance. The targets and goals are based on our operating plan for the fiscal year and are designed to achieve our objectives for sustainable, dependable growth. Our targets are intended to be realistic and reasonable, but challenging, in order to drive performance on an individual basis.

2013 Bonus Plan. Under the MIP for 2013 (the “2013 MIP”), “adjusted gross profit” means gross profit plus an adjustment of $3.9 million to add back depreciation expense included in cost of goods sold. As used in the 2013 MIP, “ending liquidity” means excess availability on the revolving line of credit under our secured credit agreement plus cash and cash equivalents. Under the 2013 MIP, the goal for safety performance was an OSHA incident rate of less than 3.5 with no significant U.S. Department of Transportation (“DOT”) or fleet issues, while the goal for customer service was greater than 91% of deliveries made on-time and in-full. In 2013, the Company’s OSHA incident rate was 5.11 and the Company had no significant DOT or fleet issues. In 2013, the Company made over 92% of its deliveries on-time and in-full.

In order to calculate the percentage of the target award to be paid out, or payout factor, for our NEOs (prior to any individual adjustment by the Board), the payout percentage for each performance metric is multiplied by its respective weight, the product of which is the payout factor for each performance metric. The payout factors for each performance metric are added to create the overall payout factor, which was 169.7% for 2013. The following table shows the financial metrics established for determining payouts under the 2013 MIP, and the calculation of the 2013 MIP payouts based on actual performance.

Performance Metrics (dollars in thousands)	Threshold	Target	Maximum	Actual 2013 Results	Weight	Factor
Adjusted gross profit	$241,943	$268,825	$282,266	$278,338
Payout %	25%	100%	200%	153.8%	40%	61.5%
Adjusted EBITDA	$18,315	$20,350	$29,304	$27,803
Payout %	25%	100%	200%	180.6%	40%	72.2%
Ending liquidity	$60,930	$67,700	$73,105	$72,141
Payout %	25%	100%	200%	179.5%	20%	35.9%

Payout factor						169.7%

The following table shows each NEO’s potential bonus payment as a percentage of 2013 base salary and his actual bonus payment in absolute terms and as a percentage of 2013 base salary.

Name	Target Bonus Payment as Percentage of Salary	Actual Bonus Payment as Percentage of Salary	Actual Bonus Payment
Jeffrey G. Rea	100%	125%	$750,000
James F. Major, Jr.	100%	129%	$450,000
Bryan J. Yeazel	100%	129%	$450,000
Duff Wakefield	100%	125%	$250,000
James F. Drexinger(1)	100%	78%	$205,000

(1)	Mr. Drexinger resigned from the Company effective April 4, 2014. For additional information concerning Mr. Drexinger’s bonus payment, see footnote 5 to the Summary Compensation Table in “-Compensation Tables”.

Starting with the payout factor percentage of 169.7% as a guideline, the compensation committee of the Board also considered the increases in base salary and equity awards that each NEO received in connection with the IPO and the overall amount of total NEO compensation it believed to be appropriate for the Company, and determined that Mr. Rea would receive an award of $750,000 (which results in a payout factor of 125%), Messrs. Major and Yeazel would each receive an award of $450,000 (which resulted in payout factors of 129% for each of Messrs. Major and Yeazel), Mr. Wakefield would receive an award of $250,000 (which results in a payout factor of 125%) and Mr. Drexinger would receive an award of $205,000 (which results in a payout factor of 78%).

2014 Bonus Plan. For 2014, each NEO’s performance-based cash incentive target will again be 100% of base salary. For 2014, we are again using (i) adjusted gross profit, (ii) adjusted EBITDA and (iii) ending liquidity as the financial targets for the plan. Adjusted gross profit is weighted at 30%, adjusted EBITDA is weighted 50% and ending liquidity is weighted at 20%.

The actual percent of the bonus paid to our NEOs in 2014 can reach a maximum of 200% of the target opportunity, based upon corporate performance against the above-mentioned financial goals. We have chosen not to disclose the specific adjusted gross profit, adjusted EBITDA and ending liquidity targets for 2014 because we believe such disclosure would result in serious competitive harm and be detrimental to our operating performance. Our 2014 goals are intended to be realistic and reasonable, but challenging in order to drive performance. The compensation committee and management believe that by using these metrics we are encouraging profitable growth and cash generation for stockholders.

Although adjusted gross profit, adjusted EBITDA and ending liquidity were used as financial measures for 2013 and will be used as the financial measures for 2014, the compensation committee may use other objective financial performance indicators for the plan in the future, including, without limitation, the price of our common stock, stockholder return, return on equity, return on investment, return on capital, sales productivity, economic value added, operating income, gross margin, sales, cash flow, earnings per share or market share.

Equity Incentives. In connection with the completion of our IPO, we adopted the Stock Building Supply Holdings, Inc. 2013 Incentive Compensation Plan (the “2013 Incentive Plan”). The 2013 Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards, other cash-based compensation and performance awards. Directors, officers and other employees of the Company and our subsidiaries, as well as others performing consulting or advisory services for us, are eligible for grants under the 2013 Incentive Plan. The purpose of the 2013 Incentive Plan is to provide incentives that attract, retain and motivate high-performing officers, directors, employees and consultants by providing them a proprietary interest in our long-term success or compensation based on their performance in fulfilling their responsibilities to our Company.

Upon completion of the IPO, we awarded Messrs. Rea, Major and Yeazel 23,810, 9,524 and 9,524 restricted shares and we awarded Messrs. Rea, Major, Yeazel, Wakefield and Drexinger options to purchase 92,502, 38,527, 38,527, 25,000 and 17,500 shares of our common stock, respectively, pursuant to the 2013 Incentive Plan. Including the restricted stock and options awarded to Messrs. Rea, Major, Yeazel, Wakefield and Drexinger upon completion of the IPO, the total shares issued or underlying options and restricted stock units granted to all participants under the 2013 Incentive Plan as of March 31, 2014 was 550,511 and there were 1,249,489 additional shares available for future awards under the 2013 Incentive Plan. The restricted stock and options granted upon completion of the IPO to Messrs. Major and Yeazel and employees other than Mr. Rea will vest at the rate one-third per year over three years beginning on the first anniversary of the grant date, subject to the recipient continuously providing services to us through each such date. The restricted shares and options granted upon completion of the IPO to Mr. Rea will vest over four years with one-third vesting on the second, third and fourth anniversaries, respectively, subject to Mr. Rea continuously providing services to us through each such date. The exercise price of the options granted upon completion of the IPO is $14.00 per share, which was the IPO price per share.

Additional Executive Benefits. We provide our NEOs with benefits that our Board believes are reasonable and in the best interests of our Company and our stockholders. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our NEOs, including retirement plans, life insurance benefits, paid vacation and other benefits described below. The compensation committee, in its discretion, may revise, amend or add to an officer’s benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies.

•	Retirement Plan Benefits. We maintain a qualified 401(k) savings plan, which allows participants to defer from 0% to 50% of cash compensation up to the maximum amount allowed under Internal Revenue Service guidelines. From time to time, we make contributions to our employees’ individual 401(k) accounts as a performance incentive. Participants are always vested in their own contributions to the plan and are fully vested in contributions by us generally after a five-year vesting period.

•	Health and Welfare Benefits. We offer medical, dental, vision, life insurance, short-term and long-term disability insurance and accidental death and dismemberment insurance for all eligible employees, including our NEOs. Our NEOs participate in a health care program administered by ArmadaCare, which provides reimbursement for certain out-of-pocket health care expenses.

Accounting and Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we also take into account whether a particular form of compensation will be deductible under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) generally limits the deductibility of compensation paid to our NEOs to $1 million during any fiscal year unless such compensation is “performance-based” under Section 162(m). However, under a Section 162(m) transition rule for compensation plans or agreements of corporations which are privately held and which become publicly held in an IPO, compensation paid under a plan or agreement that existed prior to the IPO will not be subject to Section 162(m) until the earlier of: (1) the expiration of the plan or agreement; (2) a material modification of the plan or agreement; (3) the issuance of all employer stock and other compensation that has been allocated under the plan or (4) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the IPO, or the “Transition Date.” After the Transition Date, rights or awards granted under the plan will not qualify as “performance-based compensation” for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders.

We may rely on the exemption from Section 162(m) afforded to us by the transition rule described above for compensation paid pursuant to our pre-existing plans.

Many other Code provisions, SEC regulations and accounting rules affect the payment of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient, effective and in full compliance with these requirements.

Tax Gross-Ups

We generally do not provide tax gross-ups other than for taxes related to reimbursements for expenses incurred for Company-requested relocation. None of our NEOs received a tax gross-up in 2013.

Recoupment policy

We are subject to the recoupment requirements under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable laws. The 2013 Incentive Plan provides that awards granted under the 2013 Incentive Plan are subject to recoupment, including the clawback of “incentive-based compensation” under the Exchange Act, or under any applicable rules and regulations promulgated by the SEC.

Compensation Committee Report

This report is submitted by the compensation committee of the Board. The compensation committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed it with management. Based on its review of the Compensation Discussion and Analysis and its discussions with management, the compensation committee has recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
Robert E. Mellor, Chair
Andrew Freedman
Steven G. Eisner

Compensation Tables

The purpose of the following tables is to provide information regarding the compensation earned by our NEOs during the fiscal years indicated.

Summary Compensation Table

The following table shows the compensation earned by our NEOs during fiscal 2012 and fiscal 2013, as applicable:

Name and principal position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option awards ($)(2)	Nonequity incentive plan compensation ($)(3)		All other compensation ($)(6)	Total ($)
Jeffrey G. Rea	2013	600,000	—		332,388	656,764	750,000		544,631	2,883,783
President and Chief Executive Officer	2012	600,000	—		279,572	362,082	750,000		—	1,991,654

James F. Major, Jr.	2013	324,326	—		132,955	266,607	450,000		21,374	1,195,262
Executive Vice President, Chief Financial Officer and Treasurer	2012	275,000	—		52,540	30,362	450,000		—	807,902

Bryan J. Yeazel	2013	308,269	—		132,955	266,607	450,000		21,304	1,179,135
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary	2012	250,000	32,500	(4)	52,540	30,362	417,500		—	782,902

Duff Wakefield	2013	194,514	—		—	173,000	250,000		22,217	639,731
Divisional President - West Division

James F. Drexinger(7)	2013	262,650	—		—	121,100	205,000	(5)	23,734	612,484
Former Divisional President - South Division

(1)	The amounts reported in this column represent the grant date fair value of the restricted stock awards granted to NEOs in the applicable year, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The underlying valuation assumptions for these awards are further discussed in footnote (18) to our audited consolidated financial statements filed with our Annual Report on Form 10-K for fiscal 2013. During 2012, we cancelled 78,046 vested options and 156,040 options scheduled to vest on November 15, 2012 held by Mr. Rea, and issued, in replacement, 234,086 Class B Common shares to Mr. Rea (the “Replacement Shares”) for a purchase price of $90.13. The amounts reported in this column for fiscal 2012 include the repricing-date incremental fair value of the Replacement Shares, as computed in accordance with ASC 718. During 2012, Mr. Rea, Mr. Major and Mr. Yeazel purchased 103,888, 51,944 and 51,944 shares of Class B Common stock, respectively, for $0.97 per share. These shares were estimated to have a fair value at issuance of $1.98 per share. The amounts reported in this column for 2012 include the fair value of the shares purchased in excess of the purchase price. Upon completion of our IPO in 2013, Mr. Rea, Mr. Major and Mr. Yeazel received 23,810, 9,524 and 9,524 restricted shares, respectively. These shares were estimated to have a fair value at issuance of $13.96 per share.
(2)

The amounts reported in this column represent the grant date fair value and repricing-date incremental fair value of the stock options granted or repriced in the applicable year, as computed in accordance with ASC 718. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the NEOs for the stock options. During 2012, Mr. Rea was granted 47,399 stock options with a fair value of $0.42 per share, Mr. Major was granted 24,674 stock options with a fair value of $0.42 per share and Mr. Yeazel was granted 24,674 stock options with a fair value of $0.42 per share. During 2012, we also repriced 780,329 options held by Mr. Rea. The incremental fair value of the stock options repriced for Mr. Rea was $0.19 per share. The option award amounts have been adjusted as part of the restatement of financial statements at December 31, 2012. Upon completion of our IPO in 2013, Mr. Rea, Mr. Major, Mr. Yeazel, Mr. Wakefield and Mr. Drexinger received 92,502, 38,527, 38,527, 25,000 and 17,500 stock options, respectively. The options granted to Mr. Rea were estimated to have a grant date fair value of $7.10 per share. The options granted to Messrs. Major, Yeazel, Wakefield and Drexinger were estimated to have a grant date fair value at issuance of $6.92 per share. The underlying valuation assumptions for these awards are further discussed in footnote (18) to our audited consolidated financial statements filed with our Annual Report on Form 10-K for fiscal 2013.
(3)	The amounts reported in this column represent the actual payout earned by each of our NEOs under our MIP for the applicable year.
(4)	Represents the amount paid to Mr. Yeazel under the 2012 MIP in excess of the amount earned pursuant to the formula under the 2012 MIP.
(5)	For 2013, the compensation committee of the Board awarded Mr. Drexinger a bonus of up to $205,000 under the 2013 MIP, of which $155,000 was paid when the Company paid bonuses under the 2013 MIP to all of the NEOs and an additional $50,000 was payable at the discretion of the Company’s Chief Executive Officer on or about June 30, 2014. Mr. Drexinger resigned from the Company effective April 4, 2014 and therefore the final $50,000 of the potential 2013 bonus will not be paid.
(6)	All other compensation for 2013 is itemized in the table set forth below.
(7)	Mr. Drexinger resigned from the Company effective April 4, 2014.

Name	Insurance Premiums ($)(a)	Auto Allowance ($)(b)	Executive Health ($)(c)	401(k) Company match ($)(d)	Forgiveness of Indebtedness ($)(e)	Total ($)
Jeffrey G. Rea	6,738	—	2,364	400	535,129	544,631
James F. Major, Jr.	4,826	10,680	5,468	400	—	21,374
Bryan J. Yeazel	4,756	10,680	5,468	400	—	21,304
Duff Wakefield	8,189	8,160	5,468	400	—	22,217
James F. Drexinger(f)	7,186	10,680	5,468	400	—	23,734

(a)	These amounts represent payments by us on behalf of the applicable NEO for long-term care insurance premiums and disability premiums.
(b)	These amounts represent payments by us to the applicable NEO of a fixed automobile allowance.
(c)	These amounts represent the cost to the Company of annual physicals for each of our NEOs provided through a third party.
(d)	These amounts represent matching contributions allocated by us to the applicable NEO under our qualified and nonqualified retirement plans.
(e)	Represents the principal and accrued interest on a loan to Mr. Rea that was forgiven in connection with the IPO. See “Related Person Transactions-Promissory Notes.”
(f)	Mr. Drexinger resigned from the Company effective April 4, 2014.

Grants of Plan-Based Awards

During fiscal 2013, Messrs. Rea, Major, Yeazel, Wakefield and Drexinger participated in the 2013 MIP and the 2013 Incentive Plan and were eligible for the awards set forth under “Payouts Under Non-Equity Incentive Plan Awards” below. The actual payout for the NEOs is set forth above under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Name	Grant Date	Date of Board of Directors Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares or Stock Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)

			Threshold ($)	Target ($)	Maximum ($)
Jeffrey G. Rea
Restricted Stock	08/14/2013	08/13/2013				23,810			332,388
Stock Options	08/14/2013	08/13/2013					92,502	14.00	656,764
2013 MIP(1)			150,000	600,000	1,200,000

James F. Major, Jr.
Restricted Stock	08/14/2013	08/13/2013				9,524			132,955
Stock Options	08/14/2013	08/13/2013					38,527	14.00	266,607
2013 MIP(1)			87,500	350,000	700,000

Bryan J. Yeazel
Restricted Stock	08/14/2013	08/13/2013				9,524			132,955
Stock Options	08/14/2013	08/13/2013					38,527	14.00	266,607
2013 MIP(1)			87,500	350,000	700,000

Duff Wakefield
Stock Options	08/14/2013						25,000	14.00	173,000
2013 MIP(1)			50,000	200,000	400,000

James F. Drexinger(3)
Stock Options	08/14/2013						17,500	14.00	121,100
2013 MIP(1)			65,663	262,650	525,300

(1)	Actual payouts earned under the non-equity incentive plans are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”
(2)	Amounts disclosed in this column represent the grant-date fair market value of the restricted stock and stock options granted to the NEOs, computed in accordance with ASC 718. The underlying valuation assumptions for these awards are further discussed in footnote (18) to our audited consolidated financial statements filed with our Annual Report on Form 10-K for fiscal 2013.
(3)	Mr. Drexinger resigned from the Company effective April 4, 2014.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information on the NEOs’ outstanding equity awards, which consisted of restricted stock awards and option awards that were made at any time and that had not vested as of December 31, 2013.

	Option awards						Stock awards
Name	Vesting commence- ment date(1)	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity Incentive plan awards: Number of securities underlying unexercised unearned options(#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested(5) ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Jeffrey G. Rea
Stock Options	1/26/2012	4,740	42,659		0.97	3/1/2022
	8/14/2013		92,502		14.00	8/14/2023
Restricted Stock							351,141	(2)	6,397,789
							23,810	(3)	433,818

James F. Major, Jr.
Stock Options	1/26/2012	2,467	22,207		0.97	4/11/2022
	8/14/2013		38,527		14.00	8/14/2023
Restricted Stock							9,524	(4)	173,527

Bryan J. Yeazel
Stock Options	1/26/2012	2,467	22,207		0.97	4/16/2022
	8/14/2013		38,527		14.00	8/14/2023
Restricted Stock							9,524	(4)	173,527

Duff Wakefield
Stock Options	4/1/2011	19,479	45,451		0.97	11/7/2021
	8/14/2013		25,000		14.00	8/14/2023

James F. Drexinger(6)
Stock Options	8/14/2013		17,500		14.00	8/14/2023

(1)	Options granted in 2012 vest over a four-year period: as to 10% of the shares underlying the option award on the first anniversary of the vesting commencement date, 20% on the second anniversary, 25% on the third anniversary and the remaining 45% on the fourth anniversary, subject to such NEO’s continued employment with us. Options granted to Mr. Rea in 2013 vest over a four-year period with one-third vesting on the second, third and fourth anniversaries, respectively, subject to Mr. Rea continuously providing services to us through each such date. The options granted to our other NEOs in 2013 vest over a three-year period at the rate one-third per year beginning on the first anniversary of the grant date, subject to the recipient continuously providing services to us through each such date.
(2)	These shares vest on November 15, 2014.
(3)	Restricted shares granted on August 14, 2013, which vest over a four-year period with one-third vesting on the second, third and fourth anniversaries of the grant date, subject to the recipient continuously providing services to us through each such vesting date.
(4)	Restricted shares granted on August 14, 2013, which vest over a three-year period with one-third vesting on the first, second and third anniversaries of the grant date, subject to the recipient continuously providing services to us through each such date.
(5)	Based on the closing price of our common stock of $18.22 per share as of December 31, 2013, the last business day of fiscal 2013.
(6)	Mr. Drexinger resigned from the Company effective April 4, 2014.

Restricted Stock Vested

The table below provides information with respect to the number and value of shares acquired during fiscal year 2013 by our NEOs from the vesting of restricted stock.

	Stock awards
Name	Number of shares acquired on vesting (#)	Value realized upon vesting ($)
Jeffrey G. Rea	195,102	3,357,705	(1)
James F. Major, Jr.	116,874	1,636,236	(2)
Bryan J. Yeazel	116,874	1,636,236	(2)
Duff Wakefield	—	—
James F. Drexinger(3)	116,874	1,636,236	(2)

(1)	The value realized is based on the closing price of $17.21 on November 15, 2013, the vesting date.
(2)	These shares vested on May 5, 2013 prior to the IPO. At that time, there was no public market for our stock. Accordingly, we have used the IPO price of $14.00 per share for purposes of this table as the value of such shares as of the date of vesting.
(3)	Mr. Drexinger resigned from the Company effective April 4, 2014.

Pension Benefits

We did not sponsor any qualified or nonqualified defined benefit plans for our NEOs during fiscal 2013. Our Board or compensation committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest.

Deferred Compensation

We do not currently provide any deferred compensation program or benefits for executive officers but may elect to do so in the future.

Compensation Committee Interlocks and Insider Participation

During 2013, no officer or employee served as a member of our compensation committee. None of our executive officers currently serves, or in the past year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Employment Agreements

We have employment agreements with Messrs. Rea, Major, Yeazel and Drexinger, which include provisions requiring us to make post-termination payments upon certain qualifying termination events. The employment agreements with Messrs. Rea, Major and Yeazel are for indefinite terms but may be terminated by either party at any time subject to the terms and conditions of each agreement. Each agreement sets forth a compensation package that includes an annual base salary and an annual bonus. The employment agreements provide for a base salary of at least $600,000, $350,000, $350,000 and $262,650, for Messrs. Rea, Major, Yeazel and Drexinger, respectively, and a target bonus of 100% of base salary. The actual amount of the annual bonus is to be determined by the Board based upon percentage achievement of certain Company-wide and individual performance goals for each respective calendar year. Under the employment agreements, each of Mr. Rea, Major, Yeazel and Drexinger is eligible to participate in applicable benefit plans, policies or contracts that we adopt for U.S. employees, including our 401(k) plan, and other benefits and fringe benefits generally available for executive personnel. The employment agreements also provide that we are obligated to reimburse each executive for all reasonable expenses incurred in connection with performing his or her respective duties.

If Mr. Rea’s employment is terminated without “cause”, any unvested portion of Mr. Rea’s options and restricted shares will be forfeited and we have the right to redeem any vested portion. If his employment is terminated by us for “cause,” the entire equity award will be forfeited.

Upon termination without “cause” or resignation for “good reason,” each of Messrs. Rea, Major and Yeazel will be entitled to (i) an amount equal to the product of (a) 2.0 in the case of Mr. Rea and 1.5 in the case of Messrs. Major and Yeazel and (b) the sum of (x) the highest annual base salary rate for such NEO in effect over the prior two years and (y) the highest target annual bonus over the prior two years, which shall be paid over the 24 month period in the case of Mr. Rea and the 18 month period in the case of Messrs. Major and Yeazel following the separation and (ii) reimbursement for the marginal cost of Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) benefits for 18 months following the separation. In the event of their disability, the Company shall accelerate the vesting of all unvested restricted stock and stock options or any other equity compensation awards, to the extent that such awards would have vested solely upon their continued employment, such that 100% of such awards become vested in full.

Upon termination without “cause” or resignation for “good reason,” Mr. Drexinger will be entitled to (i) an amount equal to 1.0 times his base annual salary and (ii) reimbursement for the marginal cost of COBRA benefits for 12 months following the separation.

In addition, in the event that such termination occurs within 90 days preceding or 12 months following a “change in control,” or is due to death or disability, the Company will accelerate the vesting of each of Messrs. Rea’s, Major’s and Yeazel’s then-outstanding and unvested stock options or any other equity compensation award, to the extent that such awards would have vested solely upon the NEO’s continued employment, such that 100% of such awards become vested in full. The term “change in control” includes the following events: (i) approval by the Board of a plan of liquidation, dissolution or winding-up of the Company; (ii) the consummation of a sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries; (iii) any person (other than the Company, Gores Holdings or its affiliates, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company), becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities and (iv) subject to certain exceptions, a merger or consolidation of the Company. Under the employment agreements, the decrease of the equity holdings of Gores Holdings or any of its affiliates in the Company, does not constitute a “change in control,” unless such reduction in equity holdings is part of a transaction that constitutes a “change in control” pursuant to clause (iii) above.

Under the employment agreements, termination for “cause” requires that Messrs. Rea, Major, Yeazel or Drexinger, as applicable: (i) has been convicted of, or has entered a pleading of guilty or nolo contendere to, a felony (other than DUI or a similar felony) or any crime involving fraud, theft, embezzlement or other act of dishonesty involving the Company; (ii) has knowingly and intentionally participated in fraud, embezzlement or other act of dishonesty involving the Company; (iii) materially fails to attempt in good faith to perform duties required of his employment; (iv) fails to attempt in good faith to comply with a lawful directive of the Board, or in the case of Messrs. Major, Yeazel and Drexinger, the chief executive officer; (v) engages in willful misconduct as a result of which he receives a material and improper personal benefit at the expense of the Company, or accidental misconduct resulting in such a benefit which he does not promptly report and redress; (vi) in carrying out duties, engages in willful misconduct or omissions constituting gross negligence or willful misconduct resulting in substantial economic harm to the Company; (vii) has failed for any reason to correct, cease or alter any action or omission that constitutes (A) a material breach of the agreement or (B) a material breach of his or her duty of loyalty to the Company or (viii) has improperly disclosed any material proprietary information without authorization.

Under the employment agreements, resignation for “good reason” requires that, without the NEO’s prior written consent, there has been: (i) a material diminution of each NEO’s base salary or target annual bonus; (ii) a material diminution in title or authority, duties or responsibilities of the NEO, including, in the case of Mr. Rea, the Company becoming a subsidiary or division of any other entity and the NEO not having his current position in that entity; provided, however, in the case of Messrs. Major and Yeazel, that resignation for “good reason” will not include resignation, at any time before the second anniversary of the consummation of the IPO, resulting from diminution of any expanded duties and responsibilities derived from the Company’s status as a public company if the NEO has failed to adequately perform such public company duties; (iii) in the case of Mr. Rea, any requirement that Mr. Rea report to anyone but the Board, and in the case of Messrs. Major and Yeazel, any requirement that they report to anyone but the chief executive officer or the Board; (iv) any material breach by the Company of the employment agreement or other agreements with the Company or (v) in the case of Messrs. Major and Yeazel, any requirement that the NEO relocate his personal residence to any city more than 50 miles from Raleigh, North Carolina, or in the case of Mr. Drexinger, any requirement that he relocate his personal residence to any city more than 50 miles from Austin, Texas.

The employment agreements with Messrs. Rea, Major, Yeazel and Drexinger also contain intellectual property and non-disclosure provisions and non-competition provisions that extend for 12 months after a termination of employment.

Potential Payments Upon Termination and Change in Control

In the event of the termination of the employment of Messrs. Rea, Major and Yeazel, they are entitled to receive the amounts and benefits specific in their employment agreements described above and as disclosed in the table below.

The table below reflects amounts that would have been payable to each of our NEOs assuming their employment was terminated on December 31, 2013. The information assumes that the NEO executed a general release of claims against us.

In the event we undergo a change of control as defined in the 2013 Incentive Plan and within 90 days preceding or 12 months following termination of an NEO’s employment by us without “cause” or by such NEO for “good reason,” all unvested restricted stock and stock options or any other equity compensation awards granted will accelerate and become vested as if such NEO had worked for an additional 12 months following such change of control. The 2013 fiscal year end values of restricted stock and stock options that would vest upon a change of control are shown in the table below.

Under the employment agreements for each of Mr. Rea, Major and Yeazel, “change in control” includes the following events: (i) approval by the Board of a plan of liquidation, dissolution or winding-up of the Company; (ii) the consummation of a sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries; (iii) any person (other than the Company, Gores Holdings or its affiliates, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company), becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities and (iv) subject to certain exceptions, a merger or consolidation of the Company. Under the employment agreements for each of Mr. Rea, Major and Yeazel, the decrease of the equity holdings of Gores Holdings or any of its affiliates in the Company will not constitute a “change in control” unless such reduction in equity holdings is part of a transaction that constitutes a “change in control” pursuant to clause (iii) above.

Upon termination without “cause” or if the executive resigns for “good reason” or for death or disability, each of Messrs. Rea, Major and Yeazel will be entitled to (i) an amount equal to the product of (a) 2.0 in the case of Mr. Rea and 1.5 in the case of Messrs. Major and Yeazel and (b) the sum of (x) the highest annual base salary rate for such NEO in effect over the prior two years and (y) the highest target annual bonus over the prior two years, which shall be paid over the 24 month period in the case of Mr. Rea and the 18 month period in the case of Messrs. Major and Yeazel following the separation and (ii) reimbursement for the marginal cost of COBRA benefits for 18 months following the separation. In the event of their disability, the Company shall accelerate the vesting of all unvested restricted stock and stock options or any other equity compensation awards to each of Mr. Rea, Major and Yeazel, to the extent that such awards would have vested solely upon their continued employment, such that 100% of such awards become vested in full.

Mr. Drexinger resigned from the Company effective April 4, 2014. The Company and Mr. Drexinger entered into a Separation Agreement dated March 26, 2014 pursuant to which the parties agreed that his resignation shall be treated as a resignation without good reason. Under the Separation Agreement, Mr. Drexinger agreed to certain non-competition, non-disparagement and non-solicitation provisions for a period of one year after his resignation becomes effective. In return, the Company agreed to pay a separation payment of $50,000 on April 4, 2015 provided that Mr. Drexinger has complied with those non-competition, non-disparagement and non-solicitation provisions.

Name	Benefit	Termination Without Cause or for Good Reason ($)	Termination for Death or Disability ($)		Termination Without Cause or For Good Reason Following Change in Control ($)
Jeffrey G. Rea	Base salary continuation	1,200,000	—		1,200,000
	Bonus	1,200,000	—		1,200,000
	Continuation of benefits	20,480	—		20,480
	Value of accelerated vesting of restricted stock grants	—	6,831,607	(1)	6,831,607	(1)
	Value of accelerated vesting of stock options	—	1,126,226	(2)	1,126,226	(2)
James F. Major, Jr.	Base salary continuation	525,000	—		525,000
	Bonus	525,000	—		525,000
	Continuation of benefits	23,162	—		23,162
	Value of accelerated vesting of restricted stock grants	—	173,527	(1)	173,527	(1)
	Value of accelerated vesting of stock options	—	545,655	(2)	545,655	(2)
Bryan J. Yeazel	Base salary continuation	525,000	—		525,000
	Bonus	525,000	—		525,000
	Continuation of benefits	23,005	—		23,005
	Value of accelerated vesting of restricted stock grants	—	173,527	(1)	173,527	(1)
	Value of accelerated vesting of stock options	—	545,655	(2)	545,655	(2)
Duff Wakefield	Base salary continuation	—	—		—
	Bonus	—	—		—
	Continuation of benefits	—	—		—
	Value of accelerated vesting of restricted stock grants	—	—		—
	Value of accelerated vesting of stock options	—	—		—

(1)	The closing price for our common stock on December 31, 2013 was $18.22. As of December 31, 2013, Messrs. Rea, Major and Yeazel had 374,951, 9,524 and 9,524 unvested restricted stock shares, respectively.
(2)	On December 31, 2013, (A) Mr. Rea had (i) 42,659 stock options with an exercise price of $0.97 per share and (ii) 92,502 stock options with an exercise price of $14 per share and (B) Messrs. Major and Yeazel each had (i) 22,207 unvested stock options at an exercise price of $0.97 per share and (ii) 38,527 stock options with an exercise price of $14 per share.

Related Person Transactions

Approval Policies

Our Board has adopted a written policy regarding the review, approval or ratification of transactions involving certain persons that SEC regulations require to be disclosed in proxy statements, which are commonly referred to as “related person transactions.” Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than of 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. Under the written policy, our audit committee is responsible for the review, approval and ratification of “related-person transactions” between us and any related person. In the course of its review and approval or ratification of a related-person transaction, the audit committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related person and to our Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters the audit committee deems appropriate.

Other than compensation agreements and other arrangements that are described under “Executive Compensation,” and the transactions described below, since January 1, 2011, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

Plan of Conversion

On May 2, 2013, we entered into a Plan of Conversion with Gores Holdings, pursuant to which we and Gores Holdings agreed to convert the Company from a limited liability company to a corporation. Pursuant to the terms of the Company’s former Second Amended and Restated Limited Liability Company Agreement, the Company could be converted to a corporation with the consent of Gores Holdings. In connection with the conversion, the Company adopted a certificate of incorporation and bylaws, which replaced the Second Amended and Restated Limited Liability Company Agreement, other than the provisions granting Gores Holdings and other holders of the Company’s securities registration rights as described below.

Pursuant to the Plan of Conversion, we have granted Gores Holdings and our other stockholders prior to the IPO (each, a “Holder of Registrable Securities”) certain registration rights. The holders of a majority of the Registrable Securities will be entitled to request that the Company register their shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” Holders of Registrable Securities will also be entitled to participate in certain registered offerings by the Company, subject to the restrictions in the registration rights agreement. The Company will pay the expenses of the Holders of Registrable Securities in connection with their exercise of their rights under the Registration Rights Agreement. The registration rights described in this paragraph apply to (i) shares of our common stock held by Gores Holdings and its affiliates, (ii) shares of common stock held by any Holder of Registrable Securities other than Gores Holdings as of the date of the Plan of Conversion, (iii) any shares of common stock issued or issuable upon conversion of our preferred stock and (iv) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clauses (i) through (iii) with respect to any dividend, distribution, recapitalization, reorganization or certain other corporate transactions (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities, provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act or repurchased by us or our subsidiaries. In addition, at the Company’s election and with the consent of the holders of a majority of Registrable Securities, any Registrable Securities held by a person other than Gores Holdings and its affiliates will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.

Management Services Agreement with Gores

On May 4, 2009, in connection with Gores Holdings’ investment in our Company, we entered into a management services agreement with Gores. Under the management services agreement, Gores provides consulting, administrative services, oversight, advice and support. In exchange for these services, we agreed to pay Gores an annual fee of $1.0 million. We also agreed to reimburse Gores for certain out-of-pocket expenses incurred in connection with the provision of services pursuant to the management services agreement. The management agreement provided that it would terminate on March 31, 2010 but would automatically renew annually for an additional one-year term unless we and Gores agreed not to renew the agreement prior to the expiration of the then-current term. For the year ended December 31, 2013, the fees we paid under the management services agreement were $0.6 million.

On June 13, 2013, we entered into an agreement with Gores to terminate the management services agreement effective upon consummation of our IPO. In connection with the termination, and in accordance with the management services agreement, Gores received a termination fee of $9.0 million from us.

Amended and Restated Professional Services Agreement with Glendon Saturn

On May 5, 2009, in connection with Gores Holdings’ investment in our Company, we entered into a professional services agreement with Glendon Saturn Holdings, LLC (“Glendon Saturn”), an affiliate of Gores. The agreement was amended and restated on June 13, 2013. Under the professional services agreement, Glendon Saturn provides consulting services related to operations, mergers and acquisitions and financial matters. In exchange for these services, we have agreed to pay Glendon Saturn consulting fees based on the hours spent by Glendon Saturn employees providing the consulting services. We have also agreed to reimburse Glendon Saturn for out-of-pocket expenses incurred in connection with the provision of services pursuant to the professional services agreement. The professional services agreement as amended and restated provides for a one-year term subject to automatic annual renewals for additional one-year terms unless we and Glendon Saturn agree not to renew the agreement prior to expiration of the prior one-year term. In addition, Glendon Saturn may terminate the agreement prior to its expiration in the event of any sale of all or substantially all of the assets of the Company or if Gores and its affiliates cease to beneficially own at least 50% of the Company’s outstanding voting securities. For the year ended December 31, 2013, the fees and out-of-pocket expenses we paid under the professional services agreement were $0.7 million.

Director Nomination Agreement

In connection with our IPO, we entered into a director nomination agreement with Gores Holdings that provides Gores Holdings the right to designate nominees for election to our Board for so long as Gores Holdings beneficially owns 10% or more of the total number of shares of our common stock then outstanding.

The number of nominees that Gores Holdings is entitled to designate under this agreement bears the same proportion to the total number of members of our Board as the number of shares of common stock beneficially owned by Gores Holdings bears to the total number of shares of common stock outstanding, rounded up to the nearest whole number. In addition, Gores Holdings is entitled to designate the replacement for any of its board designees whose board service terminates prior to the end of the director’s term regardless of Gores Holdings’ beneficial ownership at such time. Gores Holdings also has the right to have its designees participate on committees of our Board proportionate to its stock ownership, subject to compliance with applicable law and stock exchange rules. This director nomination agreement will terminate at such time as Gores Holdings owns less than 10% of our outstanding common stock.

Promissory Notes

On May 5, 2009, we made a $213,627 loan to Glendon Saturn in the form of a secured promissory note, which matures on or before May 5, 2018 and bears interest at 2.05%, compounded annually. The loan was made to Glendon Saturn in connection with its purchase of shares of our Class B Common stock. Messrs. Eisner and Freedman, directors of the Company, are members of Glendon Saturn and Mr. Timothy P. Meyer, our former chairman and director, was a member of Glendon Saturn on the date of the loan. Glendon Saturn repaid the loan prior to the filing of the registration statement in connection with the IPO.

On July 1, 2012, we made a $531,058 loan to Mr. Rea in the form of a secured promissory note, which matures on or before June 30, 2021 and bears interest at 0.92%, compounded annually. The loan was made to Mr. Rea in connection with his purchase of shares of our Class B Common stock. Pursuant to a pledge agreement dated July 1, 2012, Mr. Rea pledged the Class B Common stock purchased with the loan as collateral for the loan. This loan was forgiven by the Company prior to the filing of the registration statement in connection with the IPO.

Stock Ownership Information

The following table contains information about the beneficial ownership of our common stock as of April 4, 2014, by:

•	each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	by each of our directors or nominees;

•	by each of our NEOs; and

•	by all of our directors and executive officers as a group.

Percentages of common stock owned are based on 26,112,007 shares outstanding as of April 4, 2014.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of April 4, 2014 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated, the address of each of the individuals named below is c/o Stock Building Supply Holdings, Inc., 8020 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617.

Name	Shares Beneficially Owned
	Number	Percent
5% Stockholder:
Gores Building Holdings, LLC (1)	9,931,617	38.03%

Named Executive Officers and Directors:
Jeffrey G. Rea (2)	791,773	3.03%
James F. Major, Jr. (3)	234,330	*
Bryan J. Yeazel (4)	234,330	*
Duff R. Wakefield (5)	52,684	*
James F. Drexinger(9)	197,855	*
Joseph J. Page(6)	9,931,617	38.03%
Steven G. Eisner(6)	442,805	1.7%
Andrew Freedman(6)	442,805	1.7%
Barry J. Goldstein	—	—
David L. Keltner	—	—
Robert E. Mellor (7)	103,525	*
Steven C. Yager(6)	9,931,617	38.03%

All executive officers and directors as a group (15 Persons) (8)	11,662,764	44.44%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
(1)

Represents (i) 9,488,812 shares of common stock held of record by Gores Holdings and (ii) 442,805 shares of common stock held of record by Glendon Saturn. Gores is the manager of Gores Holdings and Glendon Saturn and Alec E. Gores is the manager of Gores. Gores Capital Partners II, L.P. (“Gores II”) is the controlling member of Gores Holdings. Gores Capital Advisors II, LLC (“Gores Advisors”) is the general partner of Gores II. Gores is the manager of Gores Advisors. Gores has a seven member investment committee that has voting and dispositive authority over the common stock. The members of the investment committee include Alec E. Gores, Mark R. Stone, Joseph P. Page, Vance W. Diggins, and Steven C. Yager.

Each of the foregoing persons may be deemed to share voting and dispositive power with respect to the shares held of record by Gores Holdings and Glendon Saturn. Each of Messrs. Eisner and Freedman is a Managing Director at Glendon, an affiliate of Gores, and may be deemed to share voting and dispositive power with respect to the shares held of record by Glendon Saturn. The address of each of the foregoing persons is c/o The Gores Group, LLC, 10877 Wilshire Blvd, 18th Floor, Los Angeles, California 90024.
(2)	Includes 14,220 shares of common stock issuable upon exercise of existing options that have vested and 23,810 restricted shares.
(3)	Includes 7,402 shares of common stock issuable upon exercise of existing options that have vested and 9,524 restricted shares.
(4)	Includes 7,402 shares of common stock issuable upon exercise of existing options that have vested and 9,524 restricted shares.
(5)	Includes 35,712 shares of common stock issuable upon exercise of existing options that have vested or will vest within 60 days.
(6)	Messrs. Page and Yager are members of the investment committee of Gores and as such each may be deemed to share voting and dispositive power with respect to the shares held of record by Gores Holdings and Glendon Saturn. Each of Messrs. and Eisner and Freedman is a Managing Director of Glendon, and as such, may be deemed to share voting and dispositive power with respect to the shares held of record by Glendon Saturn.
(7)	Includes 64,930 shares of common stock issuable upon exercise of existing options that have vested.
(8)	Includes 129,666 shares of common stock issuable upon exercise of existing options that have vested or will vest within 60 days.
(9)	Mr. Drexinger resigned from the Company effective April 4, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain of our officers and beneficial owners of more than ten percent of our common stock to file with the SEC reports of their initial ownership and changes in their ownership of our common stock and other equity securities. We are required to disclose in this proxy statement any late filings of such reports. Based solely on a review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during 2013.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information, as of December 31, 2013, with respect to the Company’s existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2013 (a)		Weighted-average exercise price of outstanding options, warrants and rights as of December 31, 2013 (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) as of December 31, 2013) (c)
2013 Incentive Plan (approved by stockholders)	497,877	(1)	$14.17	(2)	1,254,489	(3)
Pre-IPO incentive program (not approved by stockholders)	226,607		$0.97		—

Total	724,484		$9.98	(2)	1,254,489

(1)	Includes 487,877 options and 10,000 restricted stock units outstanding under the 2013 Incentive Plan.
(2)	Represents the weighted average exercise price of the outstanding options only and does not reflect outstanding restricted stock units, which have no exercise price.
(3)	Represents securities remaining under the 2013 Incentive Plan.

Other Matters

The Board knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the meeting, each of the persons named as a proxy intends to vote in accordance with his or her judgment on such matters.

Additional Information

Proxy Solicitation Expenses

We will pay the expense of preparing, assembling, printing and mailing the proxy form and the form of material used in solicitation of proxies. We will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or electronic means.

Stockholder Proposals for Inclusion in the 2015 Annual Meeting Proxy Statement

Stockholder proposals for inclusion in the 2015 Proxy Statement must be received at our principal executive offices on or before December 22, 2014. In addition, all stockholder proposals for inclusion in the 2015 Proxy Statement must comply with the requirements of SEC Rule 14a-8 under the Exchange Act. Our bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify our Secretary in writing not earlier than January 21, 2015, and not later than February 20, 2015. Such notice must set forth certain information specified in our bylaws. All stockholder proposals should be in writing and submitted to the Secretary of Stock Building Supply Holdings, Inc., 8020 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617.

Electronic Delivery

Many brokers and banks offer electronic delivery of proxy materials to their clients. If you are a beneficial stockholder, you may contact your broker or bank to find out whether this service is available to you.

Incorporation by Reference

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed soliciting material or filed with the SEC and none of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information contained on or accessible through these websites is not part of this document.

Availability of SEC Filings, Code of Ethics and Committee Charters

Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Code of Ethics, and the charters of the audit, compensation, and corporate governance and nominating committees, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website at www.stocksupply.com under the “Investors” section, or may be requested in print, at no cost, by telephone at 1-919-431-1133, by email at investors@stocksupply.com or by mail at Stock Building Supply Holdings, Inc., 8020 Arco Corporate Drive, Suite 400, Raleigh, North Carolina 27617, Attention: Investor Relations.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 20, 2014.
Vote by Internet
• Go to www.investorvote.com/STCK
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secured website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Board of Directors recommends you vote FOR each of the Class I Director nominees to the Board in
Proposal 1 and FOR Proposal 2.

1.	Election of Class I Directors:	For	Withhold		For	Withhold		For	Withhold	+
	1a - Robert E. Mellor	☐	☐	1b - Jeffrey G. Rea	☐	☐	1c - David L. Keltner	☐	☐

		For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2014	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures —	This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Stock Building Supply Holdings, Inc.

2014 Annual Meeting of Shareholders — May 21, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement of Stock Building Supply Holdings, Inc., dated April 21, 2014, hereby appoints Jeffrey G. Rea and Bryan J. Yeazel (each with full power to act alone and with power of substitution) to represent the undersigned and to vote the shares of the undersigned at the Annual Meeting of Stockholders of Stock Building Supply Holdings, Inc. to be held at 9:00 a.m., Eastern Time, on May 21, 2014 at the Doubletree by Hilton Hotel, 4810 Page Creek Lane, Durham, NC 27703, and at any adjournments or postponements thereof, upon all matters as may properly come before the meeting. The undersigned hereby revokes any proxy heretofore given with respect to the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed on the reverse side. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in the Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments. The Board of Directors knows of no reason why any of the nominees for the Board of Directors would be unable to serve, but in the event any nominee is unable to serve or for good cause will not serve, the proxies received indicating a vote in favor of such nominee will be voted for a substitute nominee as the Board of Directors may recommend. The proxies cannot vote your shares unless you sign and return this card or vote electronically.

Please refer to the Proxy Statement for a discussion of the Proposals.

PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN THE PROXY CARD PROMPTLY; YOU MAY USE THE ENCLOSED ENVELOPE.